Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Joseph Hayek (“Employee”) and PC Mall, Inc. (“PC Mall” or the “Company”), effective March 17, 2008 (the “Effective Date”).

RECITALS

A.           PC Mall is a value-added direct marketer of information technology products, services and solutions. The Company engages in the highly competitive market of offering hardware, software, services, solutions, peripherals, components, and accessories for commercial and consumer users of same.

B.           The Company has spent significant time, effort, and money to acquire and develop certain goodwill and Proprietary Information (as defined below) that it considers vital to its business, and which has become of great value to PC Mall in amassing its clientele and maintaining its operations.

C.           The Company also has developed a substantial body of Proprietary Information regarding the methods and systems of operation, which is used by the Company for the acquisition and management of client accounts. PC Mall has also acquired, at great expense and time, Proprietary Information regarding the particularized needs of its clientele, including information regarding its client’s finances, marketing, operations, and product needs. The Company has, at all times, kept its Proprietary Information secret, and such information has given the Company a competitive advantage over others engaged in the same type of business.

D.           The Company desires to employ Employee as its Executive Vice President of Business Development and Investor Relations. Employee desires to accept such employment with the Company on the terms and conditions set forth in this Agreement.

TERMS OF EMPLOYMENT

NOW, THEREFORE, in consideration of the benefits to be derived from the mutual observance of the agreements and covenants hereinafter contained, the parties agree, covenant, and represent as follows:

1.	Position And Responsibilities.

1.1  Employment. The Company hereby employs Employee as the Executive Vice President of Corporate Development and Investor Relations. Employee will work at the Company’s facility in Ohio, or at such other location as PC Mall may from time to time direct. Employee shall perform all services appropriate to his position as Executive Vice President of Corporate Development and Investor Relations, as well as such other services as may be assigned from time to time by the Company. The Company shall retain full discretion and control over the means and methods by which Employee performs the above services, and of the places that Employee renders such services.

1.2  Devotion Of Time To The Business. Employee shall devote his entire professional time to his employment with PC Mall, and shall expend his best efforts on behalf of the Company. Employee agrees to abide by all policies, rules, regulations, and decisions adopted by the Company during the Employee’s employment with the Company. Except upon prior written consent by the Company, Employee will not, during any time he is employed by the Company: (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Employee’s duties and responsibilities under this Agreement or create a conflict of interest with the Company.

2.	Warranties And Conditions Of Employment.

2.1  Employee represents and warrants that he will not use for the benefit of, disclose to the Company, or induce the Company to use any confidential or proprietary information belonging to any former employer or any other entity unless he has the advance, written permission from the employer or entity to do so, or unless the Company has been granted such permission.

2.2  Employee represents and warrants that he has not entered into any agreements or understandings with any former employer or entity that would affect his ability to work for, or devote his full and best efforts to his employment with the Company.

3.	Compensation And Benefits.

3.1  Base Salary. As compensation for Employee’s services, the Company will pay to Employee an annual base salary in the gross amount of $225,000 (the “Base Salary”), payable in accordance with the Company’s regularly established payroll practices.

3.2  Bonuses: Employee will be eligible to earn an annual discretionary bonus in the initial targeted annual amount of $50,000, which will be paid annually in accordance with a to be established bonus plan or program. The bonus plan or program is subject to change from time to time by the Company in its sole discretion. A condition to the payment of the annual bonus is that the Employee needs to be employed at the time the bonus is distributed.

3.3  Relocation Expenses. Executive will be afforded the following assistance with reasonable relocation expenses in connection with his relocation from Atlanta to the Ohio area, as follows:

(a)   The Company will reimburse Employee up to a maximum aggregate amount of $20,000 for the reasonable expenses he and his family incur (including lodging, air fare, car rental, meals and other incidental expenses) to conduct house hunting trips to the Ohio area and for actual, reasonable expenses associated with moving Employee’s household (i.e., the moving company) to the Ohio area, including without limitation, expenses paid to a third party to pack and unpack household items.

(b)   The Company will reimburse Employee for reasonable business expenses (including airfare, lodging, car rental, meals and other incidental expenses) associated with Executive’s travel between Atlanta and Ohio until Employee’s relocation to the Ohio area is complete.

(c)   Reimbursement for the relocation expenses described above in Sections 3.3(a) and (b) is subject to and conditioned upon Employee providing to the Company receipts and other documentation requested by the Company demonstrating the actual expenses and other costs incurred by Employee, in accordance with the Company’s policies and procedures for reimbursement.

3.4  Non-Qualified Stock Options. Subject to approval by PC Mall’s Board of Directors, Employee will be granted a non-qualified option under PC Mall’s Amended and Restated 1994 Stock Incentive Plan to purchase an aggregate of 75,000 shares of PC Mall’s common stock (the “Non-Qualified Option”) at an exercise price equal to the closing price of PC Mall’s common stock on the date the Board approves the Non-Qualified Option grant. The Non-Qualified Option shall vest in equal quarterly installments over a period of four years. Employee’s entitlement to the Non-Qualified Option is conditioned upon the execution by Employee and PC Mall of a stock option agreement in the form of PC Mall’s standard stock option agreement for similarly situated executive officers of other PC Mall wholly-owned subsidiaries. The stock option agreement will provide for a full acceleration of vesting in the event of a Change in Control involving the Company (as defined in the Stock Incentive Plan). Vesting of Employee’s option will be subject to Employee’s continued employment by the Company. The Option shall expire 90 days after Employee’s termination of employment by the Company. Employee’s entitlement to the Option is conditioned upon the execution by Employee and the Company of a stock option agreement and shall be subject to its terms and the terms of the Stock Incentive Plan.

3.5  Benefits. Employee shall be eligible to participate in the Company’s benefit plans made generally available to similarly situated employees of the Company, including group medical, dental and vision, life and disability insurance, and retirement programs. Employee’s eligibility to participate in the Company’s benefit plans shall be in accordance with the terms of the benefit plans established by the Company or the governing plan documents, which may be amended from time to time in the Company’s sole discretion.

3.6  Vacation. Employee shall be entitled to take paid vacation pursuant to the Company’s existing policies regarding similarly situated executive officer’s paid vacations. Employee will accrue on a bi-weekly basis an aggregate of four weeks of paid vacation per year commencing on the first day of employment. Vacation time that is not used may be carried over to the next calendar year, but Employee will cease to accrue vacation time beyond his annual entitlement (i.e., four weeks). Vacation accruals will recommence after Employee has taken vacation and his accrued vacation time has dropped below the maximum annual entitlement.

3.7  Withholdings. The Company shall have the right to deduct and withhold amounts from all payments as required under applicable law. Additional amounts may be withheld from payments to the extent such withholding is authorized in writing by Employee.

4.	Employment At Will.

4.1  At any time, the Company or Employee may terminate the employment relationship for any reason, or no reason at all, with or without cause, and without prior notice. Unless otherwise provided in this Agreement, in the event Employee’s employment is terminated or Employee voluntarily resigns, the Company will pay Employee all compensation then due and owing, and thereafter, all of the Company’s obligations under this Agreement shall cease. The Company may discipline, demote, or dismiss Employee as provided in this Section notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company relating to the employment, discipline, or termination of its employees. Whenever this Agreement refers to an obligation that Employee has or may have during or after the termination of his employment with the Company, that obligation will exist regardless of whether Employee or the Company terminates the employment relationship and regardless of whether the termination is with or without cause, unless otherwise specifically provided for in this Agreement.

4.2  If the Company terminates Employee’s employee without Cause (as defined below in Section 4.4) at any point, upon execution of a severance and release agreement that is acceptable to the Company’s Board of Directors and that contains, among other things, a release provision, PC Mall shall pay Employee the equivalent of six months of Employee’s then Base Salary. This severance payment will be paid in equal installment over a period of six months, unless otherwise decided by the Company. After the Company has satisfied its severance payment obligations under this Section, all obligations of the Company under this Agreement shall immediately cease.

4.3  Notwithstanding Section 4.2, the Company may terminate Employee’s employment for Cause at any time, without prior notice, and without any obligation to pay any severance. If Employee is terminated for Cause, the Company shall pay Employee all compensation to which he is entitled up through the date of termination and thereafter, all obligations of the Company shall immediately cease.

4.4  For purposes of this Agreement, the term “Cause” shall mean: (i) a material breach of any term set forth in this Agreement; (ii) Employee’s failure to follow the reasonable instructions of the Company; (iii) misconduct on Employee’s part that is materially injurious to the Company, monetarily or otherwise, including misappropriation of trade secrets, fraud, or embezzlement; (iv) Employee’s conviction for fraud or any other felony; or (v) if Employee exhibits in regard to his employment unavailability for service, misconduct, dishonesty, or habitual neglect.

5.

Termination Obligations.

5.1  Resignation From All Offices And Directorships. In the event Employee’s employment is terminated for any reason, Employee shall be deemed to have resigned voluntarily from all offices, directorships, and other positions held with the Company, if he was serving in any such capacities at the time of termination.

5.2  Cooperation With The Company. In the event that Employee’s employment is terminated for any reason, Employee will cooperate with the Company in the winding up or transferring to other employees any pending work or projects. Employee will also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Employee’s employment with the Company.

5.3  Return Of Documents And Other Information. Employee agrees that all property, including, without limitation, all equipment, tangible Proprietary Information, documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Employee in the course of, or incident to his employment, belongs to the Company and shall be returned promptly to the Company upon termination of Employee’s employment for any reason.

5.4  Termination Of Benefits. All benefits to which Employee is otherwise entitled shall cease upon Employee’s termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company.

6.	Proprietary Information; Non-Disclosure; and Non-Solicitation.

6.1  Proprietary Information: For purposes of this Agreement, “Proprietary Information” means all information and any idea in whatever form, tangible or intangible, whether disclosed to or learned or developed by Employee, pertaining in any manner to the business of PC Mall, or PC Mall’s subsidiaries, customers, and business associates, unless: (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in Employee’s possession or part of his general knowledge prior to his employment by the Company; or (iii) the information is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses the information and did not learn of it, directly or indirectly, from PC Mall or PC Mall’s subsidiaries. Employee further understands that the Company considers the following information to be included, without limitation, in the definition of Proprietary Information: (a) techniques, development tools and processes, computer printouts, computer programs, design manuals; (b) information about costs, profits, revenues, margins and markets; (c) plans for future development and new product concepts; (d) customer and prospect names, addresses, telephone numbers, facsimile numbers, credit card numbers, contact persons and customer preferences; (e) vendor names, addresses, telephone numbers, facsimile numbers, contact persons, vendor preferences and pricing; (f) marketing plans, bidding information, costs of product, services and other items, proposal information, proposal methods and policies, price schedules, product profit margins, price setting methods and policies, customer service methods and policies and service plans and policies; (g) product plans, product development plans, product specifications, sources of supply, methods of operation and related materials conceived, created or reduced to practice in the performance of services for the Company; (h) the Company’s business plans, accounting records, computer records, computer systems, networking and telecommunication systems, management information systems and programs, audits and other financial data related to products and services provided by the Company; (i) labor rates, commission rates and plans, commission schedules, employee lists, employee performance evaluations and related information, outside contracting sources and rates, benefit costs and research reports; and (j) all documents, books, papers, and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be given to Employee by the Company (or any affiliate of it), as well as written or verbal instructions or comments.

6.2  Non-Disclosure. Employee agrees that his work with the Company will involve access to and creation of Proprietary Information. Employee further agrees to hold all Proprietary Information in strict confidence and never to use or disclose any Proprietary Information to anyone at any time, including after the termination of his employment, except to the extent necessary to carry out his responsibilities as an officer of the Company, or as specifically authorized in writing by an authorized officer of the Company’s Board of Directors.

6.3  Location And Reproduction. Employee shall maintain at his work station and any other place under his control only such Proprietary Information as he has a current “need to know.” Employee shall return to the appropriate person or location or otherwise properly dispose of Proprietary Information once that need to know no longer exists.

6.4  Return Of Third Party Information: Employee represents and warrants that he has returned all property, information, and trade secrets belonging to all prior employers, if any.

6.5  Non-Competition. Employee agrees that he shall not, for a period of 12 months following the termination of his employment for any reason, directly or indirectly, for himself engage in any business or enterprise that competes with PC Mall, or directly or indirectly become a director, officer, employee, consultant, partner or agent for any other person, firm, association or corporation engage in any business or enterprise that competes with PC Mall. For purposes of this Agreement, a business or enterprise that competes with PC Mall is any business that is a direct market reseller or value added reseller of information technology products, services or solutions in the United States of America or Canada.

6.6  Non-Solicitation: Employee understands and agrees that, because of his responsibilities at the Company, he will help to develop, and will be exposed to business strategies, information on customers and clients, and other valuable Proprietary Information of PC Mall and PC Mall’s subsidiaries, and that use or disclosure of such Proprietary Information in breach of this Agreement would be extremely difficult to detect or prove. Employee acknowledges that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets. Therefore, Employee agrees as follows:

(a)

Employee shall not, for a period of 12 months following the termination of his employment for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director, or Employee of the Company, or any of the Company’s affiliates, to leave the Company or terminate his or her employment with the Company.

(b)   Employee shall not, for a period of 12 months following the termination of his employment for any reason, for the purpose of selling products or services competitive with the Company’s, solicit any person, firm, corporation or entity of any kind, that was a customer, or client of the Company at any time during the one year period preceding the termination date of Employee’s employment.

6.7  Injunctions. Although the parties have agreed to arbitrate all disputes between them, each party may seek equitable relief in a court of law in Delaware County, Ohio to preserve the status quo pending arbitration or in federal court in Franklin, County, Ohio. Employee acknowledges that the restrictions contained in Section 6 are reasonable and necessary in view of the nature of Company’s businesses, in order to protect the legitimate interests of Company, and that any violation thereof would result in irreparable injury to Company. Therefore, Employee agrees that, in the event of a breach or threatened breach by Employee of the provisions of the sections above, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief restraining Employee from any violation of the foregoing without the requirement of posting a bond to preserve the status quo pending arbitration, and the Company shall be entitled to immediate relief in addition to monetary damages, attorney’ fees and costs. Employee agrees that if he violates the restrictions contained in Section 6.1-6.6 of the Agreement, the calculation of time set forth in Sections 7.5 and 7.6 shall automatically extend by the number of days, Employee violates such restrictions.

6.8  Unless otherwise provided in this Agreement, Employee’s obligations as specified in Sections 5.1-5.3 and 6.1-6.7 shall remain in full force and effect after the termination of this Agreement or Employee’s employment with the Company, regardless of whether Employee or the Company terminates the employment relationship, and regardless of whether the termination is with or without cause.

7.	Arbitration.

7.1  The Company and Employee hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) shall be resolved by final and binding arbitration.

7.2  Claims subject to arbitration shall include, without limitation, contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the California Fair Employment and Housing Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

7.3  Any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”). The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law.

7.4  Either the Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking provisional relief pursuant to Section 1281.8 of the California Code of Civil Procedure.

7.5  All arbitration hearings under this Agreement shall be conducted solely in Delaware County, Ohio, unless otherwise agreed by the parties. The arbitration provisions of this Agreement shall be governed by the Federal Arbitration Act (“FAA”).

7.6  Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys' fees and costs to the prevailing party as provided by law. The Company agrees to pay the costs and fees of the arbitrator to the extent required by law.

7.7  The parties also understand and agree that this agreement constitutes a waiver of their right to a trial by jury of any claims or controversies covered by this agreement. the parties agree that none of those claims or controversies shall be resolved by a jury trial.

8.	Severability.

8.1  Severability Of Unenforceable Provisions. The provisions of this Agreement are severable. In the event that any one or more of the provisions contained in this Agreement, or the application thereof in any circumstances is held invalid, illegal, or unenforceable in any respect for any reason, the validity and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall not be in any way impaired or affected, it being intended that all of the rights and privileges contained in this Agreement shall be enforceable to the fullest extent permitted by law.

8.2  Scope. To the extent that any provision hereof is deemed unenforceable by virtue of its scope, but could be enforceable by reducing the scope, Employee and the Company agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought, and that the Company shall have the right, in its sole discretion, to modify such invalid or unenforceable provision to the extent required to be valid and enforceable.

9.	Successors.

This Agreement and the rights and obligations of the parties hereto shall be binding upon and inure to the benefit of any successor or successors of the Company by way of reorganization, merger, acquisition or consolidation, and any assignee of all or substantially all of the Company’s business and properties.

10.	Amendments; Waivers.

This Agreement may not be orally modified or amended. It may only be modified or amended by an instrument in writing signed by Employee and by a duly authorized representative of the Company, other than Employee. No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof or as a waiver of any other right, remedy, or power, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or other power provided herein or by law or in equity.

11.	Notices.

All notices, requests, demands, and other communications hereunder shall be in writing, and shall be delivered in person, by facsimile, or by certified or registered mail with return receipt requested. Each such notice, request, demand, or other communication shall be effective: (a) if delivered by hand, when delivered at the address specified in this Section; (b) if given by facsimile, when such facsimile is transmitted to the telefacsimile number specified in this Section and confirmation is received; or (c) if given by certified or registered mail, three days after the mailing thereof. Notices shall be delivered as follows:

If to the Company:

PC Mall, Inc.

Care of: PC Mall, Inc.

2555 W. 190th Street

Torrance, CA 90504

Attention: Robert Newton

Fax: (310) 353-7411

With a copy to:

Insert Employment Counsel

If to the Employee:

Joseph Hayek

Any party may change its address by notice giving notice to the other party of a new address in accordance with the foregoing provisions.

12.

Assignment.

No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. The Company shall be permitted to assign this Agreement to any affiliate or any successor.

13.	Integration.

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment by the Company. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of the Company, now or in the future, apply to Employee and are inconsistent with the terms of this Agreement or the offer letter, the provisions of this Agreement shall control.

14.	Interpretation.

The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa. The descriptive headings of the sections and subsections of this Agreement are inserted for convenience only and shall not control, limit, or affect the interpretation or construction of any of the provisions herein.

15.	Governing Law and Venue.

This Agreement shall in all respects be governed by and interpreted in accordance with the laws of the State of Ohio without giving effect to principles of conflict of laws. The exclusive venue for any legal action or other proceeding to enforce, interpret or otherwise litigate disputes arising from or relating to this Agreement or Employee's employment shall be in the Common Pleas Court of Delaware County, Ohio or the United States District Court in Franklin County, Ohio.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND UNDERSTANDS ITS CONTENTS. EMPLOYEE FURTHER ACKNOWLEDGES THAT THE COMPANY HAS ADVISED HIM OF HIS RIGHT TO CONSULT WITH LEGAL COUNSEL OF HIS OWN CHOICE CONCERNING THIS AGREEMENT. BY SIGNING THIS AGREEMENT, EMPLOYEE AND THE COMPANY AGREE TO BE BOUND BY ALL OF THE TERMS AND CONDITIONS OF THIS AGREEMENT.

** Signatures Continued On Next Page **

The parties have executed this Agreement on the dates noted below.

Dated:	______________________________________
PC MALL, INC.

By:

Title:___________________________________

Dated:	_______________________________________
Jospeh Hayek